Exhibit (a)(5)(K)

VIVO PARTICIPAÇÕES S.A.
Publicly-held Company
CNPJ MF 02.558.074/0001-73 - NIRE 35.3.001.587-92

TCO IP S.A.
Closely-held Company
CNPJ MF 04.225.487/0001-61 - NIRE 53.3.000.064-15

TELEMIG CELULAR PARTICIPAÇÕES S.A.
Publicly-held company
CNPJ MF 02.558.118/0001-65 - NIRE 31.3.0002535-7

TELEMIG CELULAR S.A.
Publicly-held Company
CNPJ MF 02.320.739/0001-06 NIRE 31.3.0001299-9

NOTICE OF MATERIAL FACT
RESULTS OF THE PUBLIC TENDER OFFER FOR ACQUISITION OF PREFERRED
SHARES

Vivo Participações S.A. (“Vivo Part”), as the acquirer of Telemig Celular Participações S.A. (“Telemig Part”) and Telemig Celular S.A. (“Telemig Celular”), jointly with TCO IP S.A. (“TCO-IP”), announces in compliance with Instruction CVM 358/2002 the results of the auction (“Auction”) held in connection with the offer to purchase up to 1/3 of the outstanding preferred shares of Telemig Part and Telemig Celular that was made in accordance with the corresponding Voluntary Tender Offer Notice published on April 8, 2008 by TCO IP as the Offeror (“Offer Notice”). Because the amount of shares offered by shareholders in the Auction exceeded the maximum number of shares TCO IP had undertaken to acquire per the Offer Notice, a proportional allocation was applied.  The proration factors are stated below:

Telemig Celular Participações S.A.
Negotiation Sede	amount of shares acquired by the Offeror	proration factor
TMCP4L	7,257,020	0.3907

Telemig Celular S.A.
Negotiation Code	amount of shares acquired by the Offeror	proration factor
TMGC6L (class B)	47	n/a
TMGC7L (class C)	908	n/a
TMGC11L (class E)	703	n/a
TMGC12L (class F)	77	n/a
TMGC13L (class G)	87,757	0.9651

After the Auction, TCO IP and Vivo Part became the owners of the number of shares of Telemig Part and Telemig Celular indicated below:

Telemig Celular Participações S.A.
company	common shares	%	preferred shares	%	Total	%
Vivo Part	7,258,108	53.899%	969,932	4.265%	8,228,040	22.725%
TCO IP			7,257,020	31.912%	7,257,020	20.043%
Demais	6,207,951	46.101%	14,514,050	63.823%	20,722,001	57.232%
Total	13,466,059	100%	22,741,002	100%	36,207.061	100%

Telemig Celular S.A.
company	common shares	%	preferred shares	%	Total	%
Telemig Part	794,764	89.175%	1,180,078	79.685%	1,974,842	83.250%
TCO IP			89,492	6.043%	89,492	3.773%
Demais	96,477	10.825%	211,365	14.272%	307,842	12.977%
Total	891,241	100%	1,480,935	100%	2,372,176	100%

São Paulo, May 15, 2008.

Ernesto Gardelliano
Investment Relations Director
Vivo Participações S.A.
TCO IP S.A.

Roberto Oliveira de Lima
Investment Relations Director
Telemig Celular Participações S.A.
Telemig Celular S.A.